Exhibit 10.2

CARDINAL FINANCIAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this “Agreement”) is entered into as of August 26, 2016 by and between Cardinal Financial Corporation, a Virginia corporation (“Cardinal”), and Alice P. Frazier, an executive of Cardinal (the “Executive”).

WHEREAS, the Executive has contributed substantially to Cardinal’s success and Cardinal desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain a Bank employee, Cardinal is willing to provide to the Executive salary continuation benefits payable from Cardinal’s general assets,

WHEREAS, as of the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 C.F.R. 359.1(f)(1)(ii)] exists or, to the best knowledge of Cardinal, is contemplated insofar as Cardinal or its subsidiary bank is concerned, and

WHEREAS, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive (who is a key employee and member of a select group of management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Executive is fully advised of Cardinal’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and Cardinal agree as follows.

ARTICLE 1

DEFINITIONS

1.1          “Accrual Balance” means the liability that should be accrued by Cardinal under generally accepted accounting principles (“GAAP”) for Cardinal’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter.  The Accrual Balance will be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefit.  The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance.  In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2          “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined according to Article 4.

1.3          “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4          “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this section 1.4 or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater —

(a)           Change in ownership: a change in ownership occurs on the date any one person or group accumulates ownership of Cardinal stock constituting more than 50% of the total fair market value or total voting power of Cardinal stock,

(b)           Change in effective control: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Cardinal stock possessing 30% or more of the total voting power of Cardinal stock, or (2) a majority of Cardinal’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Cardinal’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of Cardinal’s assets occurs if in a 12-month period any one person, or more than one person acting as a group, acquires from Cardinal assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Cardinal immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of Cardinal’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5          “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6          “Effective Date” means August 26, 2016.

1.7          “Intentional” for purposes of this Agreement, no act or failure to act on the Executive’s part will be considered intentional if it was due primarily to an error in judgment or negligence.  An act or failure to act on the Executive’s part is intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in Cardinal’s best interests.  Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Cardinal is conclusively presumed to be in good faith and in Cardinal’s best interests.

1.8          “Normal Retirement Age” means age 65.

1.9          “Plan Administrator” means the plan administrator described in Article 8.

1.10        “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year, provided that the initial Plan Year will commence on the Effective Date of this Agreement and end on December 31 of the year in which the Effective Date occurs.

1.11        “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to Cardinal and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by Cardinal or the Executive’s death.

1.12        “Termination with Cause” and “Cause” have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and Cardinal.

ARTICLE 2

LIFETIME BENEFITS

2.1          Normal Retirement.  When the Executive attains Normal Retirement Age Cardinal will pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement.  If the Executive’s Separation from Service before or after attaining Normal Retirement Age is a Termination with Cause or if this Agreement terminates under Article 5, no benefits will be paid.

2.1.1       Amount of benefit.  The annual benefit under this section 2.1 is $18,000.

2.1.2       Payment of benefit.  Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, Cardinal will pay the annual benefit to the Executive in equal monthly installments on the first day of each month.  The benefit is payable for 120 months.

2.2          Change in Control.  When both of the following conditions to completion of a Change in Control are satisfied, Cardinal will irrevocably deposit with an independent bank trustee cash in an amount sufficient to accrue the benefit payment obligations under section 2.1 in accordance with the principles set forth in section 1.1: (1) all federal and state bank regulatory authorities whose approval of the Change in Control is necessary grant approval and (2) if approval of Cardinal stockholders is necessary for the Change in Control, Cardinal’s stockholders approve the Change in Control at a regular or special meeting held for that purpose.  Whether the conditions are satisfied before or after the Executive’s Separation from Service or before or after benefit payments under section 2.1 begin, when the two specified conditions are satisfied Cardinal will under this section 2.2 make the irrevocable deposit with an independent bank trustee.  Until all payments required to be made to the Executive under section 2.1 or Beneficiary under Article 3 are made, the independent bank trustee will hold, invest, reinvest, and manage trust assets in accordance with a Rabbi Trust Agreement in substantially the form attached to this Agreement as Exhibit A.

2.3          Annual Benefit Statement.  As promptly as practical after the end of each Plan Year the Plan Administrator will provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement.  Each annual benefit statement supersedes the previous year’s annual benefit statement.  If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable, the amount of the benefit determined under this Agreement controls.

2.4          Savings Clause Relating to Compliance with Code Section 409A.  The Agreement is intended to comply with Code section 409A and official guidance issued thereunder.  Notwithstanding anything to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention.  If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, Cardinal will reform the provision.  However, Cardinal will maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Cardinal is not required to incur any additional compensation expense as a result of the reformed provision.

2.5          One Benefit Only.  Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which will be determined by the first event to occur that is dealt with by this Agreement.

ARTICLE 3

DEATH BENEFITS

If the Executive dies after attaining Normal Retirement Age but before receiving all 120 monthly benefit payments to which the Executive is entitled under section 2.1, the Executive’s Beneficiary is entitled to the unpaid benefits, payable at the same time and in the same form the benefits would have been paid to the Executive had the Executive survived.  If the Executive dies before Normal Retirement Age entitled to benefits under section 2.1, the Executive’s Beneficiary is entitled to the 120 monthly benefit payments the Executive would have received under section 2.1 had the Executive survived to Normal Retirement Age, payable for 10 years in 120 equal monthly installments on the first day of each month, with the first payment in the month immediately after the earlier of (x) the date that is 90 days after the date of the Executive’s death or (y) the month in which the Executive would have attained Normal Retirement Age.

ARTICLE 4

BENEFICIARIES

4.1          Beneficiary Designations.  The Executive may designate a Beneficiary to receive benefits payable under this Agreement at the Executive’s death.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of Cardinal in which the Executive participates.

4.2          Beneficiary Designation: Change.  The Executive designates a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  The Executive’s Beneficiary designation is automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive may change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the Plan Administrator’s acceptance of a new Beneficiary Designation Form, all Beneficiary designations previously filed are cancelled.  The Plan Administrator is entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3          Acknowledgment.  No designation or change in designation of a Beneficiary is effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4          No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse is the designated Beneficiary.  If the Executive has no surviving spouse benefit payments will be made to the Executive’s estate.

4.5          Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, Cardinal may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  Cardinal may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution completely discharges Cardinal from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1          Termination with Cause.  Despite any contrary provision of this Agreement, Cardinal will not pay any benefit under this Agreement and this Agreement terminates automatically if the Executive’s Separation from Service is a Termination with Cause.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1          Claims Procedure.  Cardinal will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will set forth (w) the specific reasons for denial, (x) a specific reference to the provisions of the Agreement on which denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, Cardinal will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2          Review Procedure.  If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have the claim reviewed by Cardinal by filing a petition for review with Cardinal within 60 days after receipt of the notice issued by Cardinal.  The petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by Cardinal of the petition, the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents.  The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

ARTICLE 7

MISCELLANEOUS

7.1          Amendments and Termination.  This Agreement may be amended solely by a written agreement signed by Cardinal and by the Executive.  This Agreement may be terminated by Cardinal without the Executive’s consent.  Unless Article 5 provides that the Executive is not entitled to payment, Cardinal will pay the gross retirement benefit in a single lump sum to the Executive if Cardinal terminates this Agreement, but only if the termination and payment are carried out consistent with the terms of the section 409A plan-termination exception to the prohibition against accelerated payment [Rule 1.409A-3(j)(4)(ix)].  The gross retirement benefit is determined by the number of $1,500 monthly payments that the Executive and her Beneficiary have not received as of the section 409A plan-termination date for purposes of Rule 1.409A-3(j)(4)(ix).  Consistent with Code section 409A, the lump-sum termination payment will be made to the Executive on the first day of the thirteenth month after the month in which Cardinal terminates this Agreement.

7.2          Binding Effect.  This Agreement binds the Executive, Cardinal, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3          No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of Cardinal or interfere with Cardinal’s right to discharge the Executive.  It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4          Non-Transferability.  Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

7.5          Successors; Binding Agreement.  By an assumption agreement in form and substance satisfactory to the Executive, Cardinal will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Cardinal to expressly assume and agree to perform this Agreement in the same manner and to the same extent Cardinal would be required to perform this Agreement had no succession occurred.

7.6          Tax Withholding.  Cardinal will withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7          Applicable Law.  This Agreement and all rights hereunder are governed by the laws of the State of Virginia, except to the extent preempted by the laws of the United States of America.

7.8          Unfunded Arrangement.  The Executive and Beneficiary are general unsecured creditors of Cardinal for the payment of benefits under this Agreement.  The benefits represent the mere promise by Cardinal to pay benefits.  Rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of Cardinal to which the Executive and Beneficiary have no preferred or secured claim.  If Cardinal establishes a rabbi trust or purchases a policy insuring the life of the Executive to recover the cost of providing benefits under this Agreement, the Executive and the Beneficiary will have no rights whatsoever in the assets of the rabbi trust or in the policy or the proceeds of the policy.

7.9          Entire Agreement.  This Agreement constitutes the entire agreement between Cardinal and the Executive concerning the subject matter.  No rights are granted to the Executive under this Agreement other than those specifically set forth.

7.10        Severability.  If any provision of this Agreement is held invalid, invalidity does not affect any other provision of this Agreement not held invalid, and each such other provision continues in full force and effect to the full extent consistent with law.  If any provision of this Agreement is held invalid in part, invalidity does not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement continue in full force and effect to the full extent consistent with law.

7.11        Headings.  Caption headings and subheadings herein are included solely for convenience of reference and do not affect the meaning or interpretation of any provision of this Agreement.

7.12        Notices.  All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  Unless otherwise changed by notice, notice is properly addressed to the Executive if addressed to the address of the Executive on the books and records of Cardinal at the time of the delivery of such notice, and properly addressed to Cardinal if addressed to the Board of Directors, Cardinal Bank, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.

7.13        Payment of Legal Fees after a Change in Control.  Cardinal is aware that after a Change in Control management could cause or attempt to cause Cardinal to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause Cardinal to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement.  In these circumstances the purpose of this Agreement would be frustrated.  Cardinal desires that the Executive not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the costs and expenses would substantially detract from the benefits intended to be granted to the Executive hereunder.  Cardinal desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  Accordingly, if after a Change in Control it appears to the Executive that (x) Cardinal has failed to comply with any of its obligations under this Agreement, or (y) Cardinal or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, Cardinal irrevocably authorizes the Executive to retain counsel of the Executive’s choice, at Cardinal’s expense as provided in this section 7.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against Cardinal or any director, officer, stockholder, or other person affiliated with Cardinal, in any jurisdiction.  Regardless of any existing or previous attorney-client relationship between Cardinal and any counsel chosen by the Executive under this section 7.13, Cardinal irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and Cardinal and the Executive agree that a confidential relationship exists between the Executive and that counsel.  The fees and expenses of counsel selected by the Executive will be paid or reimbursed to the Executive by Cardinal on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in trial, bankruptcy, or appellate proceedings, but

Cardinal’s payment or reimbursement of the Executive’s counsel’s fees and expenses must occur on or before the last day of the Executive’s tax year immediately after the Executive’s tax year in which the expense is incurred.  Cardinal’s obligation under this section 7.13 to pay the Executive’s legal fees operates separately from and in addition to any legal fee reimbursement obligation Cardinal may have with the Executive under a separate severance, employment, salary continuation, or other agreement.  Despite any contrary provision in this Agreement however, Cardinal is not required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1          Plan Administrator Duties.  This Agreement will be administered by a Plan Administrator consisting of the board or such committee or person as the board appoints.  The Executive may not be a member of the Plan Administrator.  The Plan Administrator has the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

8.2          Agents.  In the administration of this Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to Cardinal.

8.3          Binding Effect of Decisions.  The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder is final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary has any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in section 1.1.

8.4          Indemnity of Plan Administrator.  Cardinal will indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5          Information.  To enable the Plan Administrator to perform its functions, Cardinal will supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of Cardinal have executed this Supplemental Executive Retirement Plan Agreement as of the date first written above.

EXECUTIVE:	CARDINAL:
Cardinal Financial Corporation

/s/ Alice P. Frazier	By:	/s/ Bernard H. Clineburg
Alice P. Frazier
	Its:	Executive Chairman

BENEFICIARY DESIGNATION

CARDINAL FINANCIAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

I, Alice P. Frazier, designate the following as beneficiary of any death benefits under this Supplemental Executive Retirement Plan Agreement —

Primary:

.

Contingent:

.

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with Cardinal.  I further understand that the designations are automatically revoked if the beneficiary predeceases me or if I name my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Alice P. Frazier

Date:                                                     , 20

Accepted by Cardinal this              day of                                    , 20

By:

Print Name:

Title:

1